EXHIBIT (a)(9)
--------------



March 15, 2001
Reno, Nevada


FOR IMMEDIATE RELEASE ...


      Western Real Estate Investments, LLC has extended the expiration date of its offer to purchase units of limited partnership interest in Resources Accrued Mortgage Investors 2, L.P. until 12:00 midnight, New York City time, on March 20, 2001.



       For additional information, please contact us at (800) 420-7065.